PRESS RELEASE

RELEASE DATE                               CONTACT
November 10, 2006                          Mr. Richard G. Spencer
                                           President and Chief Executive Officer
                                           (412) 367-3300
                                           E-mail: rspencer@fidelitybank-pa.com


                             FIDELITY BANCORP, INC.
                             ----------------------
                           ANNOUNCES YEAR-END EARNINGS
                           ---------------------------
                                 FOR FISCAL 2006
                                 ---------------


PITTSBURGH, PA - November 10, 2006 - Fidelity Bancorp, Inc. of Pittsburgh, Pennsylvania (the "Company") (NASDAQ: FSBI), the holding company for Fidelity Bank today announced unaudited earnings for the year ended September 30, 2006 of $3.87 million, or $1.26 per share (diluted), compared to $3.88 million, or $1.27 per share (diluted) for the prior year. The Company's return on average assets was .55% and return on average equity was 9.15% for fiscal 2006, compared to ..59% and 9.24%, respectively, for the prior year.

Net income for the three-month period ending September 30, 2006, was $948,000, or $.31 per share (diluted), compared to $966,000, or $.32 per share (diluted) for the same period in the prior year. Annualized return on assets was .52% and return on equity was 8.84% for the fiscal 2006 period, compared to .57% and 9.15%, respectively, for the same period in the prior year.

Net interest income before provision for loan losses decreased $282,000 or 2.0% to $13.56 million for the year ending September 30, 2006, compared to $13.84 million in the prior year. Net interest income before provision for loan losses was $3.45 million for the three-months ended September 30, 2006, compared to $3.41 million in the prior year period. The decrease for the year ended September 30, 2006 primarily reflects a narrowing spread, partially offset by an increase in net earning assets. The Company's tax equivalent interest rate spread declined to 2.03% for the year ending September 30, 2006 compared to 2.26% in the prior year.

The provision for loan losses was $600,000 for the year ended September 30, 2006, unchanged from the prior period, and was $350,000 for the three-months ended September 30, 2006 compared to $175,000 in the prior year period. The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level that reflects management's best estimate of the losses inherent in the portfolio. An evaluation of the loan portfolio, current economic conditions and other factors is performed each month at the balance sheet date. Net charge-offs for fiscal 2006 were $280,000 compared to $612,000 for fiscal 2005. Non-performing assets and foreclosed real estate were .40% of total assets at September 30, 2006 compared to .46% at September 30, 2005. The allowance for loan losses was 108.6% of non-performing loans and .66% of net loans at September 30, 2006, compared to 111.9% and .75%, respectively, at September 30, 2005.

Other income increased $45,000 or 1.2% to $3.83 million for the year ended September 30, 2006, compared to $3.79 million for the same period last year. For the three-months ended September 30, 2006, other income was $1.06 million, an increase of $122,000 or 13.0% over the prior year period.

The increase for the current fiscal year primarily reflects an increase in other operating income of $143,000, partially offset by a decrease in loan service charges and fees of $69,000 and a decrease in deposit service charges and fees of $28,000. The increase for the three-month period ended September 30, 2006 primarily relates to increased gains on the sale of investment securities of $112,000 and an increase in other operating income of $52,000, partially offset by a decrease in loan service charges and fees of $17,000 and a decrease in deposit service charges and fees of $34,000.

Operating expenses for the year ended September 30, 2006, decreased $67,000 or ..55% to $12.09 million compared to $12.15 million for the prior year. For the final three-month period in this fiscal year, operating expenses increased $80,000 or 2.7% to $3.04 million, compared to $2.96 million in the prior year period. Included in other operating expenses for the year ended September 30, 2005, was a pre-tax charge of $430,000 related to a check kiting fraud discovered in March attributable to one business customer. The customer was unable to provide restitution or adequate collateral at that time; however, as of September 30, 2006 approximately $27,000 has been recovered. The operating expense decrease for the year-ended September 30, 2006 is also attributed to decreases in depreciation expense of $65,000, net loss on foreclosed real estate of $21,000, and other operating expenses of $23,000. Partially offsetting these decreases were increases in compensation and benefits expense of $408,000, and an increase in office occupancy and equipment expense of $72,000. The increased components of operating expenses for the three-month period ended September 30, 2006 are primarily compensation and benefits expense of $2.01 million compared to $1.89 million in the prior year period; office occupancy and equipment expense of $298,000 in 2006 compared to $274,000 in 2005; other operating expenses of $506,000 in 2006 compared to $465,000 in 2005. These increases were partially offset by a decrease in depreciation expense to $160,000 in 2006 from $178,000 in 2005 and a decrease in the net loss on foreclosed real estate to $44,000 in 2006 from $137,000 in 2005.

Provision for income taxes decreased $160,000 or 16.0% to $840,000 for the year ended September 30, 2006 compared to $1.0 million for fiscal 2005. For the three-months ended September 30, 2006, the provision for income taxes decreased $77,000 to $168,000 compared to $245,000 for the same period last year. The decrease for both the year ending and three-month period ending September 30, 2006 primarily reflects a lower effective tax rate due to increased levels of tax-exempt income, partially offset by a decreased level of pre-tax earnings. Tax-exempt income includes income earned on certain municipal investments that qualify for state and/or federal income tax exemption; income earned by the Bank's Delaware subsidiary which is not subject to state income tax, and earnings on Bank-owned life insurance policies which are exempt from federal taxation.

Total assets at September 30, 2006 were $730.4 million, an increase of $52.6 million or 7.8% compared to September 30, 2005. Net loans outstanding increased $93.0 million or 26.9% to $439.0 million at September 30, 2006, compared to September 30, 2005. Savings and time deposits increased $47.4 million or 12.9% to $414.2 million at September 30, 2006, as compared to September 30, 2005. Short-term borrowings decreased $32.5 million to $78.6 million at September 30, 2006 as compared to September 30, 2005. Long-term debt increased $33.3 million to $169.3 million at September 30, 2006 as compared to September 30, 2005. Stockholders' equity was $43.8 million at September 30, 2006 compared to $42.0 million at September 30, 2005.

The Company's filings with the Securities and Exchange Commission are available on-line through the Company's Internet website at www.fidelitybancorp-pa.com.

Fidelity   Bancorp,   Inc.  is  the  holding   company  for  Fidelity   Bank,  a
Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.

Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Fidelity Bancorp, Inc. with the Securities and Exchange Commission from time to time.

Fidelity Bancorp, Inc. and Subsidiaries
Income Statement for the Three Months and Year Ended
September 30, 2006 and 2005
(In thousands, except per share data)

                                                   Three Months Ended             Year Ended
                                                     September 30,               September 30,
                                                  ---------------------       ---------------------

                                                    2006          2005          2006          2005
                                                  -------       -------       -------       -------
                                               (unaudited)    (unaudited)   (unaudited)     (unaudited)
Interest income:
   Loans                                          $ 6,805       $ 5,130       $24,439       $18,859
   Mortgage-backed securities                       1,172         1,292         5,054         5,387
   Investment securities                            2,010         1,876         7,845         7,410
   Deposits with other institutions                    17             2            35             8
                                                  -------       -------       -------       -------
      Total interest income                        10,004         8,300        37,373        31,664
                                                  -------       -------       -------       -------

Interest expense:
   Savings deposits                                 3,167         2,051        10,894         7,710
   Borrowed funds                                   3,151         2,652        12,057         9,454
   Subordinated debt                                  236           185           863           659
                                                  -------       -------       -------       -------
      Total interest expense                        6,554         4,888        23,814        17,823
                                                  -------       -------       -------       -------

Net interest income before provision
   for loan losses                                  3,450         3,412        13,559        13,841
Provision for loan losses                             350           175           600           600
                                                  -------       -------       -------       -------
Net interest income after provision
   for loan losses                                  3,100         3,237        12,959        13,241
                                                  -------       -------       -------       -------
Other income:
   Loan service charges and fees                       79            96           294           363
   Gain (loss) on sale of investment
      and mortgage-backed securities                  211            99           552           566
   Gain on sale of loans                               20            11            49            36
   Deposit service charges and fees                   350           384         1,373         1,401
   Other operating income                             398           346         1,565         1,422
                                                  -------       -------       -------       -------
      Total other income                            1,058           936         3,833         3,788
                                                  -------       -------       -------       -------

Operating expenses:
   Compensation and benefits                        2,011         1,885         7,848         7,440
   Office occupancy and equipment                     298           274         1,147         1,075
   Depreciation and amortization                      160           178           661           726
   Federal insurance premiums                          13            12            49            51
   Loss on foreclosed real estate, net                 44           137           212           233
   Intangible amortization                             10            11            40            46
   Other operating expenses                           506           465         2,129         2,582
                                                  -------       -------       -------       -------
      Total operating expenses                      3,042         2,962        12,086        12,153
                                                  -------       -------       -------       -------

Income before income tax provision                  1,116         1,211         4,706         4,876
Income tax provision                                  168           245           840         1,000
                                                  -------       -------       -------       -------
Net income                                        $   948       $   966       $ 3,866       $ 3,876
                                                  =======       =======       =======       =======

Basic earnings per share                          $  0.32       $  0.33       $  1.31       $  1.32
                                                  =======       =======       =======       =======
Diluted earnings per share                        $  0.31       $  0.32       $  1.26       $  1.27
                                                  =======       =======       =======       =======

Balance Sheet Data
(In thousands, except share data)

                                                           September 30, 2006   September 30, 2005
                                                           ------------------   ------------------
                                                               (unaudited)       (unaudited)
Assets:
   Cash and due from depository institutions                   $   8,480              $   9,234
   Interest-earning demand deposits                                  187                    636
   Securities available-for-sale                                 165,449                182,157
   Securities held-to-maturity                                    85,879                105,316
   Loans receivable, net                                         439,027                346,076
   Loans held for sale                                                40                    248
   Foreclosed real estate, net                                       215                    789
   Federal Home Loan Bank stock, at cost                           9,132                 12,215
   Accrued interest receivable                                     3,359                  3,113
   Office premises and equipment                                   5,693                  5,126
   Other assets                                                   12,940                 12,869
                                                               ---------              ---------
      Total assets                                             $ 730,401              $ 677,779
                                                               =========              =========

Liabilities and Stockholders' Equity:
Liabilities:
   Deposits                                                    $ 414,182              $ 366,812
   Short-term borrowings                                          78,625                111,141
   Long-term debt                                                169,292                136,035
   Subordinated notes payable                                     10,310                 10,310
   Securities sold under agreement to repurchase                   8,638                  6,674
   Advance payments by borrowers for taxes
      and insurance                                                1,508                  1,425
   Other liabilities                                               4,012                  3,333
                                                               ---------              ---------
      Total liabilities                                          686,567                635,730
                                                               ---------              ---------

Stockholders' equity:
   Common stock, $.01 par value per share,
       10,000,000 shares authorized, 3,569,525 and
       3,533,632 shares issued                                        35                     35
   Treasury stock, 609,029 and 587,955 shares                    (10,205)                (9,808)
   Additional paid-in capital                                     44,731                 44,250
   Retained earnings                                              10,758                  8,486
   Accumulated other comprehensive income,
      net of tax                                                  (1,485)                  (914)
                                                               ---------              ---------
      Total stockholders' equity                                  43,834                 42,049
                                                               ---------              ---------

      Total liabilities and stockholders' equity               $ 730,401              $ 677,779
                                                               =========              =========

Other Data:

                                                   At or For the Year Ended
                                                         September 30,
                                                   ------------------------
                                                   2006                 2005
                                                   ----                 ----

Return on average assets                          0.55%                0.59%
Return on average equity                          9.15%                9.24%
Equity to assets                                  6.00%                6.20%
Interest rate spread (tax equivalent)             2.03%                2.26%
Net interest margin (tax equivalent)              2.12%                2.34%
Non-interest expense to average assets            1.70%                1.85%
Loan loss allowance to net loans                  0.66%                0.75%
Non-performing loans and real estate
  owned to total assets at end-of-period          0.40%                0.46%


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